Exhibit A

Directors and Executive Officers of Green Plains Inc.

Name	Principal Occupation	Citizenship
Todd A. Becker	President, Chief Executive Officer and Director	United States

James E. Stark	Chief Financial Officer	United States

James F. Herbert II	Chief Human Resources Officer	United States

Michelle S. Mapes	Chief Legal and Administration Officer and Corporate Secretary	United States

G. Patrich Simpkins Jr.	Chief Transformation Officer	United States

Grant D. Kadavy	Executive Vice President – Commercial Operations	United States

Chris G. Osowski	Executive Vice President – Operations and Technology	United States

Leslie van der Meulen	Executive Vice President – Product Marketing and Innovation	United States

Will Joekel	Vice President – Treasurer	United States

Jim Anderson	Chief Executive Officer, Moly-Cop	United States

Farha Aslam	Managing Partner, Crescent House Capital	United States

Ejnar Knudsen	Founder and Chief Executive Officer, AGR Partners	United States

Brian Peterson	President and Chief Executive Officer, Whiskey Creek Enterprises	United States

Martin Salinas Jr.	Former Chief Financial Officer, Energy Transfer Partners, LP	United States

Alain Treuer	Co-Founder, VBV LLC	Switzerland

Kimberly Wagner	Founder, TBGD Partners	United States

Directors and Executive Officers of GPLP Holdings Inc.

Name	Principal Occupation	Citizenship
Todd A. Becker	President, Chief Executive Officer and Director, Green Plains Inc.	United States

Will Joekel	Vice President – Treasurer, Green Plains Inc.	United States

Michelle S. Mapes	Chief Legal and Administration Officer and Corporate Secretary, Green Plains Inc.	United States

G. Patrich Simpkins Jr.	Chief Transformation Officer, Green Plains Inc.	United States